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                                                                   EXHIBIT 10.34


                      SWEETENER SALES AGREEMENT--BOTTLER

     THIS AGREEMENT ("Agreement"), made and entered into this 10th day of July, 1997, by and between THE COCA-COLA COMPANY, a Delaware corporation ("Company"), through its Coca-Cola USA Division, and the subsidiaries of Coca-Cola Enterprises Inc.(listed on Exhibit C), a Delaware corporation ("Bottler");

                             W I T N E S S E T H:

     WHEREAS, Company has otherwise granted Bottler the right to manufacture from concentrate and/or beverage base certain carbohydrate sweetened soft drink beverages and/or syrups ("Products") under one or more agreements ("Authorization Agreements");

     WHEREAS, Bottler plans to purchase carbohydrate sweeteners for use in its manufacture of Products and not for resale or delivery to a third party;

     WHEREAS, Company is engaged in the procurement of carbohydrate sweeteners for its own purposes and has acquired certain skill and knowledge in connection therewith;

     WHEREAS, Bottler desires to take advantage of the skill, knowledge and services of Company in the procurement of carbohydrate sweeteners;

     WHEREAS, subject to the terms and conditions of this Agreement, Bottler is willing to purchase carbohydrate sweeteners from Company and Company is willing to sell carbohydrate sweeteners to Bottler;

     NOW, THEREFORE, in consideration of the premises hereof and of the mutual promises contained herein, the parties hereto agree as follows:

     Section 1.  Definitions.
     As used in this Agreement, the following terms have the specified meanings:

          (a) "Originating Supplier" means the carbohydrate sweetener supplier which sells the sweeteners to or processes the sweeteners for Company.

          (b) "Sweeteners" means carbohydrate sweeteners derived from sugar cane, sugar beet, corn or other source(s) approved by Company.

          (c) "Bottler Customer" means any bottler of Coca-Cola for whom Bottler manufactures carbohydrate sweetened soft drink beverages and/or syrups using Sweeteners delivered hereunder.

     Section 2.  Authorization.
     For purposes of Bottler's compliance with sweetener quality assurance requirements independently established by Coca-Cola USA, Company shall be deemed an approved supply point for Sweeteners furnished hereunder for Bottler's manufacture of Products from concentrate and/or beverage base. Nothing in this Agreement shall be construed to authorize Bottler to purchase or use any concentrate or beverage base in the manufacture of syrups

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or beverages.

     Section 3.  Purchase, Sale and Usage of Sweeteners.
     Company shall sell to Bottler and Bottler shall buy from Company all of Bottler's requirements for Sweeteners. Bottler shall use the Sweeteners only in its own manufacturing operations in the manufacture of products of Company and approved non-Company products for itself and approved Bottler Customers. Bottler shall not resell or arrange for the delivery to any third party of Sweeteners covered by this Agreement. Approval of each Bottler Customer and each non-Company product shall be within the sole discretion of Company.

     The Sweeteners shall conform to the specifications in effect between Company and the Originating Supplier(s) as may from time to time be revised by Company (the "Specifications"). The Specifications (which may also include quality control requirements for Sweeteners as set forth in Section 7 below) shall be automatically incorporated herein by reference as Exhibit A and made a part hereof.

     Bottler shall furnish a good faith forecast of its requirements for Sweeteners no later than October 1 of the year preceding the calendar year of Sweetener delivery. The forecast shall set forth the types and quantities of Sweeteners for each receiving location, for the calendar year and by delivery month. The forecast shall list by name all proposed Bottler Customers and all proposed non-Company products, and state the quantity for the calendar year of each type of Sweetener for all Bottler Customers, collectively, and for all non-Company products, collectively. Subject to approval within Company's sole discretion, the forecast shall be amended to subtract quantities of Sweeteners allocable to any non-approved Bottler Customers and/or non-Company products. Bottler shall promptly advise Company of any proposed amendment to the approved forecast, including any proposed change to the list of Bottler Customers and non-Company products identified in the forecast. If approved in writing by Company within its sole discretion, the amended forecast shall become the approved forecast. Bottler shall be obligated to purchase the stated aggregate quantity for each type of Sweetener listed in the forecast, plus or minus five percent (5%).

     If, without the express written approval of Company, Bottler fails to comply with any provision of this Section 3, Company may, within its sole discretion and without liability or advance notice, either terminate this Agreement or reduce one or more future deliveries of Sweeteners hereunder such that the aggregate deliveries to Bottler during any calendar year do not exceed Bottler's actual requirements for use in its manufacture of Company and approved non-Company products for itself and approved Bottler Customers.

     Section 4.  Pricing.
     Company shall furnish price quotations based upon Bottler's instructions as to date of pricing, quantity to be delivered and delivery period. The quantity specified by Bottler shall be substantially in accordance with the monthly quantities in the forecast. Bottler's acceptance of Company's quotations shall establish the price and the quantity for delivery hereunder for the affected delivery period. For pricing purposes, the delivery period shall be one or more whole calendar months. If Bottler has not established a price by thirty (30) days prior to a calendar month, then the price for that month shall be as established by Company based on market conditions existing at that time for the quantities to be delivered and the delivery period. However, if market conditions indicate a delay in pricing, the Company may waive the

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thirty-day requirement.  In the event Bottler has not otherwise specified the quantity to be delivered prior to the date that pricing is established, the quantity shall be that set forth in the forecast.

     Company reserves the right upon written notice given on or before August 1st of any year to charge Bottler an amount to be determined within Company's sole discretion for Company's services hereunder. This charge shall take effect on January 1st of the next calendar year (or such later date as may be specified in the notice) provided, however, Bottler shall have the right to terminate this Agreement upon written notice given not later than three (3) months preceeding the effective date of the charge.

     Section 5.  Invoicing and Payment.
     Company shall invoice Bottler taking into account payment terms in effect between the Originating Supplier(s) and Company. Invoices will be for the net amount with any and all customary discounts available to Company having been considered in establishing the price to Bottler.
     Payment will be due within ten days from the date of invoice. Invoices not paid within such ten-day period will be subject to interest charges.

     Section 6.  Delivery.
     Delivery hereunder shall commence with the first calendar month set forth in the forecast and continue until this Agreement terminates as provided in
Section 8 below. No later than the date of Company's quotation, the parties hereto shall establish the terms of delivery which depend upon the type of Sweeteners and the Originating Supplier. If not otherwise established at the time, price quotations and established pricing shall be predicated upon Company's delivery terms in effect with the Originating Supplier, adjustments to be made by Company in accordance with terms for delivery to Bottler. Final scheduling of deliveries shall be arranged by Bottler either directly or indirectly (as specified by Company), with the Originating Supplier.

     Section 7.  Quality.
     Bottler agrees to comply strictly with the terms of the Specifications, and any requirements independently issued by Coca-Cola USA to bottlers of Coca-Cola, relating to quality control with respect to Sweeteners, which terms and requirements, if any, or any reissue thereof by Company, are made an integral part of this Agreement. Bottler also agrees to submit samples of Sweeteners in accordance with instructions as may be given by Company.
Bottler agrees to defend, indemnify and hold Company harmless against loss, liability and damages caused by Bottler's failure to adhere to the aforementioned terms, requirements and instructions of Company.

     Section 8.  Term and Termination.
     This Agreement shall become effective on the date of first above written and continue until December 31, 2002 ("Initial Period"), subject to automatic renewal for successive one (1) year periods unless terminated at the end of the initial period or any renewal by either party giving the other at least ninety (90) days' written notice prior to the next renewal.

     Section 9.  Confidentiality.
     In conjunction with performance under this Agreement, Company has disclosed and anticipates disclosing or making available to Bottler, orally and/or in writing, confidential information, including, but not limited to, information relating to pricing, forward coverage and other terms of purchase of Sweeteners. In consideration thereof and of Company entering into this Agreement, Bottler shall (1) hold all such confidential information in strict

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confidence, (2) not disclose such information to any other party, including, but not limited to, a party considering acquiring an equity interest in Bottler or a party acquiring soft drinks from Bottler and (3) not disclose such information to any of its employees involved in the purchasing of sweeteners other than Sweeteners hereunder or, except on a need-to-know basis, to any of its other employees. Any officer or employee of Bottler receiving such confidential information shall be bound by the provisions of this
Section 9 as though a party hereto.  In the event of a breach of this
Section 9 by Bottler or its officers or employees, Company may, within its sole discretion and without liability or advance notice, terminate this Agreement.

     Section 10.  Record Keeping and Auditing.
     Bottler shall maintain records for two (2) years following the year of Sweetener delivery adequate to substantiate compliance with all provisions of this Agreement. Such records shall be available for inspection and auditing by Company or its designee(s) upon notice during normal business hours. If Bottler fails to fully comply with any provision of this Section, Company may, within its sole discretion and without liability or advance notice, terminate this Agreement.

     Section 11.  Force Majeure.
     Neither party shall be liable to the other for loss, damage, or delay in delivery or receipt of sugar caused by act of God, war conditions, compliance with governmental laws, regulations, orders or actions, embargo, fire, flood, accident, strike or labor trouble, transportation difficulty, or other similar event where the occurrence of such event is beyond the control of and occurs through no fault of either party. Further, neither party shall be liable to the other for termination or suspension of delivery by the Originating Supplier pursuant to force majeure provisions in Company's agreement(s) with such Originating Supplier.

     Section 12.  Other Agreements.
     All other agreements between the parties hereto shall continue in full force and effect. Under no circumstances shall this Agreement be construed to modify, amend, supersede or waive any provision of any other agreement between the parties unless the same is expressly so stated in writing signed by the parties with a specific reference to the other agreement.

     Section 13.  Notices.
     Any notice, request, approval or other document required or permitted to be given to either party under this Agreement shall be deemed to be duly given when transmitted by telegraph, telex or deposited in the United States mail, postage prepaid for mailing by first class addressed to the other party as follows:

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     If to Bottler:

          the last known address

     If to Company:


          Coca-Cola USA
          P. 0. Drawer 1734
          Atlanta, Georgia 30301
          Attention:   Director, Global Sweeteners
                  Global Procurement & Trading


     Section 14.  Entire Agreement.
     -----------------------------
     This Agreement constitutes the entire understanding and Agreement between parties with respect to subject matter hereof and cancels and supersedes any prior negotiations, understandings and agreements, whether verbal or written, with respect thereto.

     Section 15.  Waivers, Modifications, Amendments.
     -----------------------------------------------
     No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized representative of each party.

     Section 16.  Applicable Law.
     ---------------------------
     The validity, interpretation and performance of this Agreement shall be governed and construed in accordance with the laws of the State of Georgia as though this Agreement were fully made and performed within the State of Georgia.

     Section 17.  Assignment.
     -----------------------
     This Agreement is deemed to be of a personal nature, and Bottler may not assign or transfer this Agreement or any interest therein or undertake any transaction or series of transactions which would result in an effective transfer of this Agreement or any interest therein, or sublicense or assign any rights or obligations hereunder, or delegate or subcontract performance hereof, in whole or in part, to any third party or parties, without the prior, express, written consent of Company. For purposes of this Section 17, a change in ownership of fifty percent (50%) or more of the voting equity in Bottler will be deemed to be an assignment. Because this clause is considered a material part of the bargain between the parties, any attempt to do so shall be void and shall, at Company's option, have the effect of terminating this Agreement.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives as of the date first above written.

                                   THE COCA-COLA COMPANY,
                                   acting by and through its
                                   COCA-COLA USA DIVISION

                                   By:   /s/  CARL K. KOOYOOMJIAN
                                      ---------------------------------

                                           President, The Coca-Cola
                                           Trading Co. and Director of
                                   Title:  Global Procurement and Trading
                                         ------------------------------

                                   BOTTLER

                                   By:   /s/ HENRY A. SCHIMBERG
                                      ---------------------------------

                                           President and Chief Operating Officer
                                   Title:  Coca-Cola Enterprises Inc.
                                         ------------------------------